Exhibit 10.30

ADVISORY SERVICES AGREEMENT

This Advisory Services Agreement (“Agreement”) is entered into by and between Melanie M. Nealis (“Employee”) and Helios Technologies, Inc. (“Company”). Employee and the Company are both Parties to this Agreement and are collectively referred to herein as the “Parties.” The Parties desire to enter into this Agreement to set forth the terms of Advisory Services to be rendered by Employee and to fully resolve all questions of compensation, entitlement to benefits, and any and all other claims, whether known or unknown, which the Parties may have relating to Employee’s employment with, and separation from, the Company.

NOW, THEREFORE, in exchange for the consideration described in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Definitions. As used in this Agreement, any reference to Employee shall include Employee’s attorneys, heirs, administrators, representatives, executors, successors, agents and assigns. Any reference to the Company shall include itself, its predecessors, successors, controlling or related entities, affiliates, divisions, parents, subsidiaries, managing agents, and joint ventures, and, in their capacities as such, all of their past, present and future representatives, agents, assigns, attorneys, directors, officers, partners, shareholders and employees.

2. Separation Date. The Parties acknowledge, understand and agree that Employee’s active employment with the Company will terminate on March 1, 2022 (“Separation Date”). The Parties will not make any formal announcement (either publicly or within the Company’s organization) of Employee’s separation from the Company, other than the 8-K filed on January 4, 2022 announcing her intent to resign her employment as of the Separation Date and internal announcements consisting of the information consistent with the text disclosed in the January 8-K. Subject to the other terms of this Agreement, after the Separation Date, the Company may make a formal announcement, publicly or within the Company’s organization, regarding a new appointment of or to the General Counsel position, but, other than the 8-K filed on January 4, 2022, public or external announcements regarding a new appointment of or to the General Counsel position will not be made before the Separation Date.

3. Mutual Release. Employee acknowledges and agrees that the consideration provided under this Agreement represents valuable consideration that the Company is not obligated to provide Employee, and is greater than the consideration to which Employee would have been entitled from any source or agreement with the Company upon Employee’s termination from employment with the Company. Except as to the promises made in this Agreement, and in consideration of the benefits provided by the Company, Employee hereby fully, forever, irrevocably and unconditionally releases, settles and discharges the Company from any and all manner of claims, charges, complaints, debts, liabilities, demands, actions, causes of action, suits, rights, covenants, contracts, controversies, agreements, promises, omissions, damages, obligations and expenses of any kind, whether known or unknown, which Employee has, had, or may have against the Company or any Company-sponsored employee benefit plans arising from, or relating in any way to, Employee's employment relationship with the Company occurring through the date Employee signs this Agreement. Specifically included in this waiver and release are, among other things, any and all claims arising under Title VII of the Civil Rights Act, the Age Discrimination

in Employment Act, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Florida Civil Rights Act of 1992, as well as any other federal, state or local statutes, and any claims under common law including but not limited to claims in tort, for breach of contract, or for wrongful discharge.

Employee agrees to release and discharge the Company not only from any and all claims or causes of action which Employee could make on Employee’s own behalf, but also those that may or could be brought by any person or organization on Employee’s behalf, and Employee specifically waives any right to become, and promises not to become, a member of any class in any proceeding or case in which any such claim or cause of action against the Company may arise, in whole or in part, from any event which occurred on or before the date of this Agreement.

Nothing in this Agreement is intended to waive: (i) rights or claims that may arise after the date of Employee’s execution of this Agreement; (ii) Employee’s entitlement to indemnification as an employee or officer of the Company, whether such entitlement arises: (A) pursuant to the terms of the Indemnification Agreement referenced below; (B) under the terms of the Company’s organizational or governing documents; or (C) otherwise under applicable law; (iii) claims which by law cannot be released by private agreement; or (iv) claims arising from the Company’s breach of this Agreement, the Indemnification Agreement, or the Equity Agreements. The Company acknowledges, understands, and agrees that the Indemnification Agreement (including Employee’s entitlement to indemnification thereunder) survives Employee’s separation from the Company, and remain in effect in accordance with its terms.

In consideration of Employee’s covenants and agreements set forth in this Agreement, the receipt and sufficiency of which is hereby acknowledged by the Company, the Company hereby does release and forever discharges Employee, Employee’s agents, attorneys, insurers, representatives and consultants, and Employee and her heirs, successors and assigns, of and from any and all manner of claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney's fees, costs and disbursements, individual or class action claims, or demands of any kind whatsoever, the Company has or might have against them or any of them, whether known or unknown, in law or equity, contract or tort, arising out of or in connection with Employee’s employment with the Company or otherwise, and however originating or existing, from the commencement of the employment relationship.

It is expressly agreed and understood by both Parties that this is a GENERAL MUTUAL RELEASE.

4. Advisory Services. The Parties acknowledge, understand, and agree that Employee has transitioned and/or will be transitioning (and not required to perform) all official duties as Chief Legal and Compliance Officer and Secretary of the Company, as of the date mutually agreed by the Parties. Employee agrees that through March 1, 2022 (“Transition Period”), she will provide reasonable consultative services to the Company that may be requested by authorized representatives of the Company in order to facilitate a smooth transition of Employee’s duties. The Company agrees that such services shall not interfere with Employee’s ability to secure and commence alternative employment. Following the Transition Period and for a reasonable time period thereafter, Employee agrees to cooperate with the Company for any reasonable inquiries and/or data requests, so long as any such inquiries or data requests are limited in scope and do not interfere with Employee’s employment with an alternative employer.

5. Consideration. In consideration for this Agreement and Employee’s release and other promises set forth herein, the Company shall:

(a) retain employee as an active employee through March 1, 2022 at her existing salary and benefits, less applicable withholdings as required by law;

(b) pay Employee, for the period beginning on March 1, 2022 up to and through December 17, 2022, in the form of salary continuation, her base salary ($355,000), less applicable tax and other applicable withholdings;

(c) continue Employee’s coverage for medical, dental, vision, and/or prescription drug, benefits as elected by the Employee under the Company’s employee benefit plans after termination pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at Company expense, for Employee and her family as then in effect, for all periods through December 17, 2022. The Company shall timely pay the premiums for Employee’s continuation of medical, dental, vision, and/or prescription drug coverage (for her and her family/dependents) directly to the insurer, or administrator as appropriate, for all periods through December 17, 2022. In addition, the Company shall continue through December 17, 2022, at its expense, all long-term disability and/or other insurance benefits coverage of Employee and/or her family (as applicable) in effect as of February 28, 2022, provided, however, that, if Employee is required to convert her long-term disability and/or other insurance benefit (except life insurance) to an individual policy in order to maintain such coverages after the Separation Date, the Company will timely pay all premiums and other expenses of such converted coverages directly to the insurer or administrator, as appropriate, as required to maintain such coverages through December 17, 2022, or until the cost of such premiums for post-Separation Date long-term disability coverage exceeds $5,000, whichever comes first; and

(d) allow for full vesting rights of the RSU award made by the Company to Employee, pursuant to the Special Retention Restricted Stock Unit Agreement, dated April 27, 2020, which vesting shall occur on April 26, 2022.

6. Obligations of the Parties. In consideration for this Agreement, and in addition to the full and final release set forth in Paragraph 3 above, the Parties agree to the following:

(a) the Parties will keep confidential the terms of this Agreement, and will not, directly or indirectly, disclose or publish same to anyone with the exception of, with respect to Employee, Employee’s spouse, immediate family members, financial advisor, or attorney. Otherwise, the Company may only disclose the terms of this Agreement as required by any applicable requirements of the Securities and Exchange Commission;

(b) the Parties will not, directly or indirectly, discuss with anyone, including but not limited to, current, former or prospective employees of the Company or prospective employers of the Employee, the terms and conditions of Employee’s employment with or termination from the Company, unless otherwise required by law to do so;

(c) Neither Party (and, for purposes of this Section (c), the Company shall be defined as senior level employees, officers and directors of the Company) will make, directly or indirectly, any disparaging comments of any kind about the other Party. Additionally, the Employee will make no disparaging comments of any kind about the Company and/or its products, services or employees to any person or entity, including any of the Company’s vendors, suppliers, customers or employees;

(d) the Company agrees to provide a positive reference for Employee in a form attached to this Agreement as Exhibit B. The Company agrees that in response to any inquiry or conversation related to Employee’s departure, the reason articulated shall be voluntarily resignation to pursue another opportunity and consistent with the substance of Exhibit B.

(e) the Company represents and warrants to the Employee that it has full authority and requisite Board approvals (including any committees thereof) to enter into this Agreement and agree and commit to the covenants herein.

7. Acknowledgment. Each Party acknowledges and agrees that if such Party materially breaches any of such Party’s representations, warranties, covenants, or agreements of Paragraph 6 of this Agreement, in addition to any other rights or remedies, the other Party shall be entitled to seek injunctive relief against such Party that is in material breach. Notwithstanding the foregoing, no material breach of this Agreement shall exist unless the non-breaching Party has provided the allegedly breaching Party with written notice specifying the alleged material breach and the allegedly breaching Party has failed to reasonably cure the alleged material breach within five (5) business days of receipt of the written notice.

8. Covenant Not To Sue. Employee warrants that Employee has not filed any complaints, charges or claims for relief against the Company with any local, state or federal court or administrative agency that are currently outstanding. Employee further agrees and covenants not to sue, or to bring any claims or charges against, the Company with respect to any matter covered by the release set forth in Paragraph 3 above, and not to assert against the Company in any action, suit, litigation or proceeding any matter covered by the release of claims against the Company set forth in Paragraph 3 above. The Company further agrees and covenants not to sue, or to bring any claims or charges against, the Employee with respect to any matter arising at the time of the

Company’s execution of this Agreement or covered by the release of claims against the Employee set forth in Paragraph 3 above, and not to assert against the Employee in any action, suit, litigation or proceeding any matter arising before the Company’s execution of this Agreement or covered by the release of claims against the Employee set forth in Paragraph 3 above.

Nothing in this Agreement (i) limits or affects Employee’s right to challenge the validity of this Agreement; (ii) prevents or precludes Employee from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information; or (iii) prevents Employee from exercising his or her rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in protected, concerted activity with other employees, although by signing this Agreement Employee waives any right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Employee or on his or her behalf by any third party, either individually, or as part of any class or collective action, except for any right Employee may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

9. Participation in Litigation, Governmental Proceedings and Protected Activity. No provision of this Agreement shall be construed or enforced in a manner that would prevent Employee from testifying fully and truthfully under oath in any court, arbitration, governmental or administrative agency proceeding, or from providing complete and truthful information in the course of any governmental and/or internal investigation. No provision of this Agreement shall be construed or enforced in a manner that would interfere with Employee’s rights under the NLRA to discuss or comment on terms and conditions of employment. Furthermore, consistent with the federal Defend Trade Secrets Act of 2016 ("DTSA"), nothing in this Agreement will prevent or restrict Employee from disclosing a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or where the disclosure of a trade secret is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

10. No Admission of Liability. It is expressly understood and agreed that this Agreement, and any acts undertaken hereunder, shall not be construed as an admission of liability or wrongdoing by either Party. Neither this Agreement nor anything in it shall be admissible in any proceeding as evidence of any unlawful or wrongful conduct by the Company or Employee.

11. Controlling Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.

12. Jurisdiction. Any action arising out of, or relating to, any of the provisions of this Agreement may be brought and prosecuted only in the courts of, or located in, the State of Florida, and in the event of such election, the Parties consent to the jurisdiction and venue of said courts.

13. Entire Agreement. Excepting the Indemnification Agreement dated April 20, 2020, which remains in full force and effect, and the agreements for the equity awards referenced on the attached Exhibit A, (the “Equity Agreements”), each of which shall remain in full force and effect, the Parties understand that no promise, inducement, or other agreement not expressly contained herein has been made conferring any benefit upon them; that the Agreement contains the entire Agreement between them; and that the terms of the Agreement are contractual and not recitals only. Notwithstanding anything to the contrary, the Parties acknowledge and agree that Employee shall be entitled to all vesting rights for those equity awards and/or portions of equity awards scheduled to vest by May 1, 2022 for the awards listed on the attached Exhibit A, pursuant to the terms of grant and timing thereof. Any equity award and/or portions of equity awards that do not vest pursuant to Section 13 and Exhibit A and are otherwise unvested as of May 2, 2022 shall be forfeited. To the extent vested options are not previously exercised, Employee’s right to exercise any vested options shall be governed by the applicable terms of the Restricted Stock Unit and Stock Option Agreement. In the event of any conflict or ambiguity between the terms of this Agreement and the terms of any Equity Agreement in place between the Company and the Employee, the terms of this Agreement will be controlling. Further, notwithstanding anything to the contrary, the Parties agree that Employee shall be entitled to receive up to $13,500 in personal tax planning services (“the Tax Services”), and that, if Employee has not received the Tax Services by the Separation Date pursuant to the terms of a Company contract, the Company will promptly reimburse Employee for up to $13,500 in Tax Services by a provider of her choosing upon presentation of a summary receipt.

14. Severability. If any provision of this Agreement is construed to be invalid, illegal or unenforceable, then the remaining provisions hereof shall not be affected thereby and shall be enforceable without regard thereto.

15. Section Headings. Section and subsection headings in this Agreement are for convenience of reference only and shall neither constitute a part of this Agreement nor affect its interpretation.

16. Amendment. The Parties agree that this Agreement may not be altered, amended, or modified, in any respect, except by a writing duly executed by both Parties.

17. Code Section 409A. It is intended that any amounts payable under this Agreement will be exempt from or comply with the applicable requirements, if any, of Section 409A of the Internal Revenue Code of 1986, as amended, and the notices, regulations and other guidance of general applicability issued thereunder ("Code Section 409A"), and this Agreement will be interpreted in a manner that will preclude the imposition of additional taxes and interest imposed under Code Section 409A. In all cases, for purposes of compliance with Code Section 409A, "termination of employment" will have the same meaning as "separation from service" as defined in Code Section 409A. Each payment made or to be made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments shall be treated as a right to a series of separate payments. In the event that a payment or benefit payable to Employee under this Agreement is not compliant with or exempt from Section 409A, then the Parties agree to modify this Agreement so that the payments and benefits are exempt from and/or compliant with Section 409A, and to do so in a way that preserves Employee’s entitlement to and the value of such payments and benefits to the maximum extent possible. In the event that any payment(s) or benefits under this Agreement are conditioned upon Employee’s signing and not revoking a release of claims in favor of the Company, and the period Employee has to sign and/or revoke such release spans two calendar years, the Company will pay (or begin paying you, as applicable) such payments(s) as soon as possible but in no event earlier than the beginning of such second calendar year.

18. Knowing and Voluntary Release. Employee acknowledges and agrees that:

(a) Employee understands that this Agreement is releasing claims that may arise under the Age Discrimination in Employment Act of 1967 (29 U.S.C. §§ 621-634) and the Older Workers Benefit Protection Act; Employee also understands that this release does not extend to claims that may arise after the date this Agreement is signed.

(b) Employee has had a reasonable time within which to consider this Agreement before executing it. Employee has been provided with a period of 21 days within which to decide whether to accept the consideration set forth in Paragraph 5, and in return, provide the Company with a release of all claims. Employee understands and acknowledges that Employee may voluntarily choose to sign and return this Agreement at any time during the 21-day period. If Employee signs this Agreement before the end of the 21-day period, Employee acknowledges that Employee knowingly and voluntarily does so and waives the remainder of the 21-day period, and that Employee was not asked, threatened, coerced or otherwise pressured or hurried to execute the Agreement prior to the end of the 21-day period.

(c) Employee understands that for a period of seven (7) calendar days after the date that Employee signs this Agreement, Employee may revoke Employee’s acceptance of the terms of this Agreement by delivering a written notice of revocation to Shaun Polasky, Global HR Lead, 7456 16th St. E, Sarasota, FL 34243.

(d) Employee has carefully read and fully understands all of the provisions of this Agreement, which is written in a manner that Employee clearly understands.

(e) Employee knowingly and voluntarily agrees to all of the terms in this Agreement.

(f) Employee knowingly and voluntarily intends to be legally bound by this Agreement.

(g) The Company is advising Employee in writing to consult with an attorney of Employee’s choice prior to signing this Agreement.

EACH PARTY REPRESENTS THAT SUCH PARTY HAS READ THE TERMS OF THIS AGREEMENT, HAS HAD AN OPPORTUNITY TO FULLY DISCUSS AND REVIEW THE TERMS OF THIS AGREEMENT WITH AN ATTORNEY, UNDERSTANDS THE CONTENTS HEREOF, FREELY AND VOLUNTARILY ASSENTS TO ALL THE TERMS AND CONDITIONS HEREOF, AND SIGNS This Agreement AS SUCH PARTY’S OWN FREE ACT, AND WITH THE INTENTION OF RELEASING THE OTHER PARTY FROM EACH AND EVERY CLAIM RELATING IN ANY WAY TO EMPLOYEE’S EMPLOYMENT WITH THE COMPANY.

iN WITNESS WHEREOF, and intending to be legally bound, the Parties agree to the terms of this Agreement, effective as of the eighth day after Employee signs the Agreement (“Effective Date”), provided that Employee has not revoked Employee’s acceptance during the time period provided in Paragraph 18(c).

Date: _____________ By: ______________________________________

Melanie M. Nealis

For the Company:

Date: _____________ By: ______________________________________

EXHIBIT A

RSU, PRSU & SO Grants

1.
Restricted Stock Unit Agreement dated February 22, 2019
2.
Restricted Stock Unit and Option Agreement dated February 28, 2020
3.
Restricted Stock Unit and Option Agreement dated January 28, 2021
4.
Special Retention Restricted Stock Unit Agreement dated April 27, 2020

EXHIBIT B

To Whom it May Concern:

It is with pleasure that I recommend Melanie Nealis. Melanie Nealis served as the Chief Legal and Compliance Officer at Helios Technologies, Inc. from 2018-2022. During that time, Ms. Nealis was instrumental in building the Company’s legal and compliance function, which did not exist at the time of her hire. Ms. Nealis was instrumental in the Company’s growth during her tenure and facilitated significant M&A projects as well as managed all of the legal activities for our global organization. She provided exceptional legal and business advice during her tenure. She further provided support to our business in Human Resource and other topics when needed. Ms. Nealis could be relied upon to provide competent, timely and strategic business advice to a variety of stakeholders.

I am pleased to recommend Ms. Nealis.

Sincerely,

Josef Matosevic

President & Chief Executive Officer